HARRISBURG, PA | Feb. 9, 2016        Exhibit 99

Orrstown Bank buys office building in Harrisburg to support expansion

Orrstown Bank announced today that it has purchased an office building in Swatara Township, Dauphin County, as part of the bank’s strategic expansion plan. Orrstown Bank is headquartered in Shippensburg and has its operations center in Chambersburg.

The new regional facility, at 4750 Lindle Rd., will be used to support the bank’s expansion into Dauphin, Lancaster, and York counties. Thomas R. Quinn, Jr., President and CEO commented, “As other banks in the region are consolidating, there are many valuable employees looking for an opportunity with a growing company and this facility provides convenient access to attractive markets.” Orrstown plans to hold career fairs in the building this spring to fill positions as the bank continues to grow.

The new regional office will house employees from several departments including retail banking, commercial/business banking, mortgage lending, and trust/wealth management. Additionally, the building contains flexible public meeting space that can be made available to non-profits and community groups. Part of the building is currently leased to tenants who will remain.

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About the Company
With approximately $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of financial services through 22 locations throughout Pennsylvania and Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). More information available at www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts.

Caption
Shippensburg-based Orrstown Bank announced today that it has purchased an office building at 4750 Lindle Rd. in Swatara Township, Dauphin County, as part of the bank’s expansion plan.